Exhibit 99.1

Milagro Oil & Gas, Inc. Announces First Quarter 2012 Financial Results

and Provides Operational Update

Houston, May 15, 2012 – Milagro Oil & Gas, Inc. (the “Company”) today announced financial results for the first quarter ended March 31, 2012.

Highlights – First Quarter 2012

•

Increased quarterly oil and liquids production to 40% of total production, an increase of 6%, as compared to 33% of total production during the same period in 2011. As of May 7, 2012, oil and liquids production was 41% of total production.

•	Oil and liquids production for the first quarter of 2012 increased from 256,000 barrels to 280,000 barrels, which represents a 9% increase as compared to the first quarter of 2011.

•	First quarter production averaged 7.9 MBoe/d, which generated revenue of $33.9 million, and Adjusted EBITDA of $22.3 million.

•	As of March 31, 2012, there was $120 million outstanding under the First lien credit facility. Effective April 30, 2012, the borrowing base was re-determined and approved at $165 million.

•

Drilled two oil wells within budget at the Magnet Withers Field in the Frio 1 and Frio 10 sands with initial production of 63 and 96 barrels per day. There are plans to drill two additional wells to the Frio 1 and Frio 10 sands in the second quarter of 2012.

•	Performed plug and abandonment (P&A) on eight wells at the West Lake Verret Field at a cost approximately 34% below AFE.

Summary Financial Results

The Company reported a net loss of approximately $15.6 million for the first quarter of 2012 compared to a net loss of approximately $22.1 million for the first quarter of 2011. Non cash items affecting the first quarter of 2012 were an approximately $11.6 million ceiling impairment cost and an approximately $3.5 million unrealized loss related to the mark-to-market value of commodity derivatives. During the first quarter of 2011, the Company did not record a ceiling impairment and the unrealized loss from commodity derivatives was $25 million. Ignoring these special items, the 2012 first quarter net loss would have been approximately $0.6 million as compared to a net gain of approximately $2.8 million for the first quarter of 2011.

Revenues for the first quarter of 2012 were approximately $33.9 million which is a 61% increase from revenues of approximately $21.1 million reported for the same period of 2011. This change is the result of higher oil prices that equate to approximately $3.1 million, partially offset by lower natural gas prices equating to approximately $4.2 million and lower production, which decreased revenue by approximately $2.0 million. The increase in hedged gains was due primarily to gains on unrealized commodity derivatives of approximately $21.5 million which were offset by realized losses of settled commodity derivatives of approximately $7.7 million.

Production for the first quarter of 2012 was 709 MBoe or 7.9 MBoe/d as compared to 765 MBoe or 8.5 MBoe/d for the first quarter of 2011. This 7% decline is mainly attributable to a natural decline in production offset by a focus on oil drilling and an expanded workover/recompletion program.

The weighted average sales price (prior to realized hedge commodities settlements) for the first quarter of 2012 was $47.01 per Boe as compared to $44.91 per Boe during the same period of the prior year. The realized weighted average price (after realized hedge commodity settlements) for the first quarter of 2012 was $52.82 per Boe compared to $60.36 per Boe for the first quarter of 2011. The price differences are mainly attributable to higher crude prices offset by lower natural gas prices year over year.

Production costs for the first quarter of 2012 were approximately $13.0 million, or $18.30 per Boe, compared to $13.3 million, or $17.43 per Boe, for the same period of the prior year.

General and Administrative costs for the first quarter of 2012 decreased by $0.8 million, or 26%, to $2.3 million compared to $3.1 million for the first quarter of 2011. The decrease is primarily a result of lower professional services costs and other costs.

During the three months ended March 31, 2012, we spent approximately $4.8 million in capital expenditures to support our business plan. Of this amount, we spent approximately $2.5 million to drill and complete two gross (1.67 net) wells. Approximately $0.8 million was spent to plug and abandon eight wells. We spent approximately $1.2 million to continue lease acquisitions primarily in Oklahoma to support the future development of conventional reserves and in Louisiana to acquire prospective acreage. The remaining approximate $0.3 million of capital expenditures related primarily to facilities and vehicles.

Borrowing Base and Liquidity

As of March 31, 2012, there was $120 million outstanding with availability of $60 million under the First lien credit facility. The borrowing base under the credit facility, which is subject to semi-annual redeterminations, was re-determined in April of 2012 and was approved at $165 million.

Selected Financial and Operational Data

MILAGRO OIL AND GAS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(In thousands,
	except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$543	$9,356
Accounts receivable:
Oil and natural gas sales	22,347	22,288
Joint interest billings and other — net of allowance for doubtful accounts of $478 and $831 at March 31, 2012 and December 31, 2011, respectively (Note 4)	1,197	1,124
Derivative assets	12,075	11,405
Prepaid expenses and other	2,093	3,041

Total current assets	38,255	47,214
PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties — full cost method:
Proved properties	1,285,127	1,279,276
Unproved properties	15,534	14,914
Less accumulated depreciation, depletion and amortization	(836,804)	(812,364)

Net oil and natural gas properties	463,857	481,826
Other property and equipment, net of accumulated depreciation of $6,295 and $6,114 at March 31, 2012 and December 31, 2011, respectively	1,067	1,236

Net property, plant and equipment	464,924	483,062
DERIVATIVE ASSETS	7,470	6,875

OTHER ASSETS:
Deferred financing costs	7,355	7,856
Advance to affiliate	2,424	2,391
Other	6,534	6,379

Total other assets	16,313	16,626

TOTAL	$526,962	$553,777

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$4,892	$4,875
Accrued liabilities	26,751	33,185
Accrued interest payable	10,302	4,074
Derivative liabilities	7,964	5,186
Asset retirement obligation	3,042	3,199

Total current liabilities	52,951	50,519
NONCURRENT LIABILITIES:
Long-term debt	364,225	381,879
Asset retirement obligation	43,571	41,441
Derivative liabilities	2,863	853
Other	3,558	3,931

Total noncurrent liabilities	414,217	428,104
Total liabilities	467,168	478,623

MEZZANINE EQUITY
Redeemable series A preferred stock (Note 9)	234,842	234,558

COMMITMENT AND CONTINGENCIES (Note 12)
DEFICIT:
Common shares, (par value, $.01 per share; shares authorized: 1,000,000; shares issued and outstanding: 280,400 as of March 31, 2012 and December 31, 2011, respectively	3	3
Additional paid-in capital	(66,813)	(66,813)
Accumulated deficit	(108,238)	(92,594)

Total stockholders’ deficit	(175,048)	(159,404)

TOTAL	$526,962	$553,777

MILAGRO OIL AND GAS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
REVENUES:
Oil, natural gas liquids and natural gas revenues	$33,340	$34,340
Gain /(loss) on commodity derivatives, net	593	(13,213)

Total revenues	33,933	21,127

COSTS AND EXPENSES:
Gathering and transportation	418	326
Lease operating	9,507	8,977
Environmental remediation	—	1,984
Taxes other than income	3,052	2,038
Depreciation, depletion and amortization	13,070	12,788
Full cost ceiling impairment	11,552	—
General and administrative	2,282	3,092
Accretion	887	793

Total costs and expenses	40,768	29,998

Operating loss	(6,835)	(8,871)

OTHER EXPENSE / (INCOME):
Loss on interest rate derivatives	—	71
Other income	(75)	(50)
Interest and related expenses, net of amounts capitalized	8,884	13,233

Total other expense	8,809	13,254

LOSS BEFORE INCOME TAX	(15,644)	(22,125)

INCOME TAX EXPENSE (BENEFIT)	—	—

NET LOSS	(15,644)	(22,125)

Preferred dividends	7,586	—

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(23,230)	$(22,125)

Non-GAAP Financial Measures

EBITDA (earnings before interest, taxes, depreciation, and amortization) represents total net income (loss) before net impact from interest rate derivatives, interest and related expenses (net of amounts capitalized), income tax expense (benefit), loss on extinguishment of debt, depreciation, depletion and amortization and full cost ceiling impairments. Adjusted EBITDA represents EBITDA adjusted for unrealized hedging gains/losses, accretion on asset retirement obligations, stock-based compensation, and non-recurring costs. The Company has reported EBITDA and Adjusted EBITDA because the Company believes it is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance. The Company believes EBITDA and Adjusted EBITDA assist investors in comparing a company’s performance on a consistent basis. Neither EBITDA nor Adjusted EBITDA is a calculation based on GAAP, and should not be considered an alternative to net income in measuring the Company’s performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in the Company’s consolidated statements of cash flows. Investors should carefully consider the specific items included in the Company’s computation of EBITDA and Adjusted EBITDA. While EBITDA and Adjusted EBITDA have been disclosed herein to permit a more complete comparative analysis of the Company’s operating performance relative to other companies, investors should be cautioned that EBITDA and Adjusted EBITDA as reported by the Company may not be comparable in all instances to EBITDA and Adjusted EBITDA as reported by other companies. EBITDA and Adjusted EBITDA amounts may not be fully available for management’s discretionary use due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on the Company’s GAAP results.

MILAGRO OIL & GAS, INC.

RECONCILIATION OF EBITDA

(In thousands)

	Three Months Ended March 31,
	2012	2011
Net Income (loss)	$(15,643)	$(22,125)
Net (gain) loss on interest rate derivatives	$—	$71
Income tax expense (benefit)	$0	$—
Interest and related expenses, net of amounts capitalized	$8,884	$13,233
Loss on extinguishment of debt	$—	$—
Depreciation, depletion & amortization	$13,070	$12,788
Ceiling test write-down	$11,552	$—

EBITDA	$17,862	$3,967

Hedged revenue, unrealized (gain) loss	$3,524	$25,031
Accretion of asset retirement obligation	$887	$793
Stock-based compensation	$—	$—
Bad debt expense	$—	$—
Non-recurring costs
OPEX	$0	$1,984
G&A	$5	$—

ADJUSTED EBITDA	$22,278	$31,774

Conference Call

Company management will hold a conference call to discuss the information described in this press release and in the financial statements for the first quarter of 2012 on May 22, 2012 at 10:00 AM Central Standard Time. Participants are invited to dial in to the conference call by dialing 1-877-408-3431 a few minutes prior to the commencement of this call. The Conference ID for the conference call is 82075170. An encore presentation of the call will be available until June 5, 2012. Callers may access this recording by dialing 1-855-859-2056. The Conference ID for the encore presentation is 82075170.

About Milagro Oil & Gas

Milagro Oil & Gas, Inc. is an independent energy company based in Houston, Texas that is engaged in the acquisition, development, exploitation, and production of oil and natural gas. The Company’s historic geographic focus has been along the onshore Gulf Coast area, primarily in Texas, Louisiana, and Mississippi. The Company operates a significant portfolio of oil and natural gas producing properties and mineral interests in this region and has expanded its footprint through the acquisition and development of additional producing or prospective properties in North Texas and Western Oklahoma.

Additional information on Milagro Oil & Gas, Inc. is available on the Company’s website at http://www.MilagroExploration.com.

Contact: Milagro Oil & Gas, Inc., Houston, Texas, Robert D. LaRocque, 713-750-1638

Source: Milagro Oil & Gas, Inc.